Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-156009 on Form S-3 of our reports dated March 6, 2009, relating to the 2008 financial statements of Newpark Resources, Inc. and subsidiaries and to the effectiveness of Newpark Resources’ internal control over financial reporting appearing in the Annual Report on Form 10-K of Newpark Resources, Inc. and subsidiaries for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
March 6, 2009